Exhibit 99.1
OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT
EXCERPTS AND ADDITIONAL INFORMATION
Recent Operating Results of Radio Holdings
     The current capital and credit market crisis is adversely affecting the U.S. and global economies, and continues to have adverse effects on the markets in which Radio Holdings operates. Slower economic growth could lead to increasingly lower demand for advertising. The recent economic downturn and resulting decline in the demand for advertising will likely continue to have future adverse effects on Radio Holdings’ ability to grow revenues and on the Company’s ability to remain in compliance with its existing debt covenants. These trends are expected to have a continuing impact on Radio Holdings’ results in 2009. See “Risk Factors — Risks Related to Our Business — The Company may be unable to continue as a going concern.” and “Risk Factors — Risks Related to Our Business — If the Exchange Offer is not successful, the Company expects that it will be unable to comply with the leverage ratio covenant in the Company’s senior secured credit facilities as of March 31, 2009, which would allow the lenders to accelerate amounts borrowed under those credit facilities.”
Fourth Quarter Financial Highlights
     For the quarter ended December 31, 2008, Radio Holdings had net revenues of $48.5 million, as compared to $57.4 million for the fourth quarter 2007, down 15.5%, primarily the result of weak demand for advertising across our station platform. Station operating income for the quarter was down 25.5% from the prior year’s period, from $27.0 million in the fourth quarter 2007 to $20.1 million in the fourth quarter of 2008, primarily due to the weak demand for advertising, partially offset by a general decrease in operating expenses across our station platform coupled with a format change in the Atlanta market.
Reconciliation of Non-GAAP Financial Measure. The following table reconciles station operating income to operating income as presented in the accompanying condensed consolidated statements of operations (the most directly comparable financial measure calculated and presented in accordance with GAAP (dollars in thousands):

	For the Year
	Ended December 31,
	2008	2007
Operating loss	$(534,430)	$(105,673)
Corporate general and administrative	7,263	7,214
Depreciation and amortization	10,609	10,393

(Gain)/Loss on sale of assets	—	96

Impairment Charge	600,000	188,019
Station operating income	$83,442	$100,049

Year End Financial Highlights
     For the year ended December 31, 2008, Radio Holdings had net revenues of $203.4 million, as compared to $223.4 million for the prior year, down 9.0%, primarily the result of a general weak demand for advertising across our station platform coupled with a format change in the Atlanta market. Station operating income for the year was down 16.6% from the prior year, from $100.0 million in 2007 to $83.4 million in 2008, primarily due to the weak demand for advertising and the format change in the Atlanta market, partially offset by a general decrease in operating expenses across our station platform coupled with a format change in the Atlanta market.
     As of December 31, 2008, Radio Holdings had $657.5 million of borrowings outstanding under Company’s term-loan facility and had drawn $96.7 million on the revolving facility.
Reconciliation of Non-GAAP Financial Measure. The following table reconciles station operating income to operating income as presented in the accompanying condensed consolidated statements of operations (the most directly comparable financial measure calculated and presented in accordance with GAAP (dollars in thousands):

	For the Three Months
	Ended December 31,
	2008	2007
Operating income loss	$(584,362)	$(167,098)
Corporate general and administrative	1,838	1,954
Depreciation and amortization	2,619	4,107

Impairment Charge	600,000	188,019

Station operating income	20,095	26,982
     Radio Holdings performs its annual impairment tests for goodwill and indefinite-lived intangibles under SFAS No. 142 as of December 31. The annual impairment tests require Radio Holdings to make certain assumptions in determining fair value, including assumptions about the cash flow growth rates of its businesses. Additionally, the fair values are significantly impacted by macro-economic factors, including market multiples at the time the impairment tests are performed. The current general economic pressures now impacting both the national and a number of local economies in which Radio Holdings’ operates, and their downward effects on its forecasted operating profit margins or expected cash flow growth rates, industry forecasted operating profit margins, advertising market revenues within the markets Radio Holdings operates stations, and the selling prices of radio stations, have resulted in non-cash impairments in the fourth quarter of 2008 expected to be approximately $600 million, though the exact amount of the impairment has yet to be finalized.

Risks Related to Our Business
If the Exchange Offer is not successful, the Company expects that it will be unable to comply with the leverage ratio covenant in the Company’s senior secured credit facilities as of March 31, 2009, which would allow the lenders to accelerate amounts borrowed under those credit facilities.
     As of December 31, 2008, the Company had $657.5 million of borrowings outstanding under its term-loan facility and had drawn $96.7 million on its revolving facility, and therefore our ratio of Consolidated Total Debt to Consolidated EBITDA (each as defined in the credit agreement) was 10.43 to 1. The credit agreement governing the Company’s senior secured credit facilities contains various operating and financial covenants, including a maximum total net leverage ratio covenant. The maximum total net leverage ratio covenant requires the Company’s ratio of Consolidated Total Debt to Consolidated EBITDA (each as defined in the credit agreement) as of March 31, 2009 to not exceed 10.25 to 1, a decrease from a maximum ratio of 10.50 to 1 as of December 31, 2008 was 10.50 to 1, and which will be further decreased in September and December. Assuming flat performance from the first quarter 2009 to the fourth quarter 2009, we would not remain in compliance with our senior secured credit facilities at the end of 2009 due to this leverage ratio covenant step-down. If the Exchange Offer is not successful and the Company fails to significantly delever prior to March 31, 2009, or to obtain appropriate waivers from lenders under our credit facilities, the Company expects that it will be in violation of the maximum total net leverage ratio covenant as of that date.
     Failure by the Company to satisfy this covenant would constitute an event of default under the senior secured credit facilities, subject to the notice and cure provisions contained in the credit agreement. In addition, an event of default under the senior secured credit facilities or an acceleration of indebtedness outstanding thereunder would cause cross-defaults under the indenture for the Existing Notes and certain other agreements of the Company. Upon the occurrence of an event of default under the credit agreement, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. Because the Company does not expect that it would be able to repay those amounts, the lenders under the credit facilities could proceed against the collateral granted to them to secure that indebtedness. The Company has pledged substantially all of its assets as collateral under the credit agreement. If the lenders accelerate the repayment of those amounts, the Company may be forced to liquidate certain assets to repay all or part of amounts borrowed under the senior secured credit facilities. Additionally, there is a high probability that we would be unable to make the next cash interest payment to holders of the Existing Notes, which comes due in May 2009, and it is unlikely that sufficient assets would remain to pay the Existing Notes after the Company has paid all of the borrowings under the senior secured credit facilities and any other senior debt. This risk is exacerbated by the regulatory restrictions associated with radio stations, including FCC licensing, which may make the market for these assets less liquid and increase the chances that these assets will be liquidated at a significant loss. Under such a scenario, the Company likely would need to explore other alternatives, which could include a potential reorganization or restructuring under the bankruptcy laws.

Even if the Exchange Offer is successfully completed, there is no assurance that the Company will be able to comply with applicable covenants or other obligations under its debt instruments.
     Even if the Exchange Offer is successful and the Company is able to comply with the covenants in its senior secured credit facilities as of March 31, 2009, the Company may not be able to execute on its business strategy, grow its radio broadcasting operations or achieve the cost savings that it currently anticipates. There can be no assurances that the Company will be able to comply with the covenants in its senior secured credit facilities or other debt documents in future periods.
     In the event that the Company is unable to comply with covenant requirements or meet its other obligations under its debt instruments, and the Company is unable to obtain waivers from the applicable lenders, then the Company would need to explore other alternatives, which could include a potential reorganization or restructuring under the bankruptcy laws.
The Company may be unable to continue as a going concern.
     If the Company’s business operations continue to decline, it may not be able to generate sufficient cash for its operations. The current economic crisis over the past year and the decline in demand for radio advertisement in the local markets in which the Company operates has led to reduced operating margins. If these conditions continue for an indefinite period and the Company is unable to significantly deliver or raise additional capital, it is unlikely that it will be able to continue as a going concern. The Company can give no assurances that its efforts to delever, including the Exchange Offer, will be successful or that additional capital will be available to the Company on favorable terms, or at all.
     The consolidated financial statements incorporated by reference into this Offering Memorandum are presented on the assumption that the Company will continue as a going concern in accordance with U.S. GAAP. The going concern basis of presentation assumes that the Company will continue operations for the foreseeable future and will be able to realize assets and discharge liabilities and commitments in the normal course of business. If this assumption is not appropriate, adjustments will have to be made to the carrying value of the Company’s assets and liabilities, reported revenues and expenses and balance sheet classifications.
Radio Holdings and the Company are holding companies and must rely on distributions from their subsidiaries.
     Radio Holdings and the Company are holding companies with no income from operations or meaningful physical assets. Both Radio Holdings and the Company receive all of their income from their subsidiaries and substantially all of their assets consist of their investments in their subsidiaries. Although Radio Holdings does not have any indebtedness, following consummation of the Exchange Offer, its subsidiaries, including the Company, will have a significant amount of indebtedness, including the New Notes and the Company’s senior secured credit facilities. The Company’s ability to pay interest on the New Notes, and the value of Radio Holdings’ New Preferred Stock and common stock, will be dependent on the operations and financial condition of the Company and its subsidiaries, the ability of the Company’s subsidiaries to make distributions to the Company, and the Company’s ability to thereafter make distributions to Radio Holdings. In addition, the indenture for the New Notes and the Company’s senior secured credit facilities contain restrictions on the Company’s ability to distribute funds to Radio Holdings.
FORWARD-LOOKING STATEMENTS
     This Offering Memorandum contains and incorporates by reference “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions related to, among other things, the Company’s results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which it operates. These statements are included and incorporated by reference in this Offering Memorandum, including in the sections entitled “Summary” and “Risk Factors” in this Offering Memorandum and “Risk Factors” and “Business” included in Radio Holdings’ Annual Report of Form 10-K for the year ended December 31, 2007 and “Risk Factors” included in Radio Holdings’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Forward-looking statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those indicated by the forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements.
     The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:
•	the Company’s and Radio Holdings’ ability to consummate the Exchange Offer and Consent Solicitation;
•	the Company’s substantial indebtedness and debt service obligations;
•	the Company’s ability to refinance its debt and access adequate capital on favorable terms;
•	interest rate movements;
•	general economic and business conditions, both nationally and in the Company’s markets;
•	expectations and estimates concerning future financial performance;
•	the impact of competition from other radio stations, media forms and communication service providers;
•	the impact of existing and future regulations affecting the Company’s businesses, including radio licensing and ownership rules;

•	increases in programming costs;
•	the accuracy of the Company’s predictions of anticipated trends in its businesses;
•	advances in technology and the Company’s ability to adapt to and capitalize on such advances;
•	decreases in the Company’s customers’ advertising expenditures;
•	the Company’s ability to achieve anticipated cost savings; and
•	other factors contained in Radio Holdings’ reports filed with the SEC.
     Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements may vary materially from those described or incorporated by reference in this Offering Memorandum as intended, planned, anticipated, believed, estimated or expected. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described under the section “Risk Factors” in this Offering Memorandum and in Radio Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Radio Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. The risk factors included and incorporated by reference in this Offering Memorandum are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the Company’s forward-looking statements. Other unknown or unpredictable factors could also harm the Company’s future results. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
     The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by law.